Exhibit 99.1

    2600 Citadel Plaza Drive

    P.O. Box 924133

    Houston, Texas 7292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES PRICING OF

$300 MILLION PUBLIC OFFERING OF SENIOR UNSECURED NOTES

Houston, TEXAS (October 2, 2012) – Weingarten Realty Investors (NYSE: WRI) announced today the pricing of $300 million of 3.375% Notes due 2022 in an underwritten public offering through Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC as joint book-running managers. The notes were offered at 99.616% of the principal amount with a yield to maturity of 3.421%. RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc., Capital One Southcoast, Inc., The Williams Capital Group, L.P., SMBC Nikko Capital Markets Limited, and BB&T Capital Markets (a division of Scott and Stringfellow LLC) are serving as co-managers for the offering.

Weingarten intends to use the net proceeds of the offering to repay amounts outstanding under its unsecured revolving credit facility, retire some or all of its 3.95% convertible senior unsecured notes and for general business purposes.

Copies of the prospectus and related prospectus supplement, when available, may be obtained from: Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina, 28262, attention: Capital Markets Client Support, telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, New York 10038, attention: Prospectus Department, telephone: (800) 294-1322, email: dg.prospectus_requests@baml.com.

An effective registration statement is on file with the Securities and Exchange Commission (SEC), and a copy of the prospectus supplement, together with the prospectus, also will be available on the SEC’s website at www.sec.gov. This news release does not constitute an offer to sell or a solicitation of any offer to buy such securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. These statements are based on current expectations, estimates and projections about the industry and markets in which Weingarten operates, management’s beliefs, and assumptions made by management. It is important to note that Weingarten’s actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Reference is made to Weingarten’s regulatory filings with the SEC for information or factors that may impact Weingarten’s performance.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At June 30, 2012, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 316 developed income-producing properties and 11 properties under various stages of construction and development. The total number of properties includes 301 neighborhood and community shopping centers and 26 other operating properties located in 21 states spanning the country from coast to coast representing approximately 63.8 million square feet.